Exhibit 3.1

AMENDMENTS TO BY-LAWS OF CDI CORP. APPROVED ON DECEMBER 16, 2014

1.	Section 3.02 was amended to read as follows:
Annual Meetings. An annual meeting of the shareholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at the place within or without the Commonwealth of Pennsylvania, on the date and at the time that the Board of Directors shall each year fix.

2.	The following new Section 3.05 was added:
Advance Notice.
(a)    Advance Notice of Shareholder Business at Annual Meetings.
(1)    Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders only:
(i)    pursuant to the Corporation’s notice of meeting (or any supplement thereto),
(ii)    by or at the direction of the Board of Directors, or
(iii)    by any shareholder of the Corporation who was a shareholder of record of the Corporation at the time the notice provided for in this Section 3-05 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 3-05.
(2)     For any nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)(1) of this Section 3-05, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation, and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for shareholder action. To be timely, a shareholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the shareholder must be so delivered not later than the close of business on the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(3)     The shareholder’s notice required by paragraph (a)(2) of this Section 3-05 shall set forth:
(i)    as to each person whom the shareholder proposes to nominate for election as a director:
(A)     such person’s name, age, business address and, if known, residence address;
(B)      such person’s principal occupation or employment;
(C)     the class, series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person;
(D)     a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder;
(E)     any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as if the nominee had been nominated, or intended to be nominated, by the Board of Directors; and
(F)     such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;
(ii)     as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these By-Laws the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and any other information concerning such matter that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act, as if the matter had been proposed, or intended to be proposed, by the Board of Directors;
(iii)     as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
(A)     the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner;

(B)     the class, series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such shareholder and such beneficial owner;
(C)     a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such shareholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with the foregoing;
(D)     a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such shareholder and such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder and such beneficial owner, with respect to shares of stock of the Corporation;
(E)     any other information relating to such shareholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
(F)     a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and
(G)     a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from shareholders in support of such proposal or nomination; and
(iv)     such other information that the Board of Directors may request in its discretion.
(4)     The foregoing notice requirements of this Section 3-05 shall be deemed satisfied by a shareholder with respect to business other than a nomination if the shareholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation. A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Section 3-05(a)(3) shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to) any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).
(5)     Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 3-05 to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased effective at the annual meeting and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 3-05 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(b)     Advance Notice of Shareholder Business at Special Meetings.
(1)     Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.
(2)     Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or any committee thereof, or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this Section 3-05 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 3-05.
(3)     In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by paragraph (a)(2) of this Section 3-05 (and updated as necessary as required by Section (a)(4)) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.
(c)     Advance Notice of Shareholder Business in General.
(1)     Only such persons who are nominated in accordance with the procedures set forth in this Section 3-05 shall be eligible to be elected at an annual or special meeting of shareholders of the Corporation to serve as directors, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 3-05.
 (2)     Except as otherwise provided by law, the chairman of the meeting shall have the power and duty:
(i)     to determine whether a nomination, or any business proposed to be brought before the meeting, was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 3-05 (including whether the shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such shareholder’s nominee or proposal in compliance with such shareholder’s representation as required by clause (a)(3)(iii)(F) of this Section 3-05); and
 (ii)     if any proposed nomination or business was not made or proposed in compliance with this Section 3-05, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.
(3)     Notwithstanding the foregoing provisions of this Section 3-05, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded, and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(4)     For purposes of this Section 3-05, to be considered a qualified representative of the shareholder, a person must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.
(5)     For purposes of this Section 3-05, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(6)     Notwithstanding the foregoing provisions of this Section 3-05, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3-05; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 3-05 (including paragraphs (a)(1)(iii) and (b) hereof), and compliance with paragraphs (a)(1)(iii) and (b) of this Section 3-05 shall be the exclusive means for a shareholder to make nominations or submit other business (other than, as provided in the first sentence of paragraph (a)(4), matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as it may be amended from time to time). Nothing in this Section 3-05 shall be deemed to affect any rights (x) of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act, or (y) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Articles of Incorporation.

3.	The following new Section 3.15 was added:
Conduct of Meetings. Unless the Board of Directors shall designate another officer or director of the Corporation to preside and act as the chairman at any regular or special meeting of shareholders, the Chairman of the Board shall preside and act as the chairman at any regular or special meeting of shareholders. The chairman of the meeting, consistent with any authority, direction, restriction or limitation given to him or her by the Board of Directors, shall have any and all powers and authority necessary to conduct an orderly meeting, preserve order and determine any and all procedural matters, including the proper means of obtaining the floor, who shall have the right to address the meeting, the manner in which shareholders will be recognized to speak, imposing reasonable limits on the amount of time at the meeting taken up in remarks by any one shareholder or group of shareholders, the number of times a shareholder may address the meeting, and the person to whom questions should be addressed. The chairman shall announce at the meeting when the polls close for each matter voted upon. If no announcement is made, the ability to cast a vote will be deemed to have closed upon the final adjournment of the meeting. After the polls close, no ballots, proxies, or votes, nor any revocations or changes thereto, may be accepted. In addition, until the business to be completed at a meeting of shareholders is completed, the chairman of a meeting of the shareholders is expressly authorized to temporarily adjourn and postpone the meeting from time to time.